Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated November 10, 2005 accompanying the financial statements of XATA Corporation included in the Annual Report on Form 10-KSB for the year ended September 30, 2005, as amended by Amendment No. 1 thereto on Form 10-KSB/A, which are incorporated by reference in this Registration Statement on Form S-8/A and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
/s/GRANT THORNTON LLP
Minneapolis, Minnesota
July 10, 2006